                                                                   EXHIBIT 10.19



                     CHANGE OF CONTROL SEVERANCE AGREEMENT
                     -------------------------------------


     THIS AGREEMENT between BJ's Wholesale Club, Inc., a Delaware corporation
(the "Company",), and                                       ("Executive"), dated
as of February 4, 1999.

     Executive is a key executive of the Company or a Subsidiary and an integral part of its management.

     The Company recognizes that the possibility of a Change of Control or Potential Change of Control of the Company may result in the departure or distraction of management to the detriment of the Company and its shareholders and wishes to modify and restate the agreement previously applicable under such circumstances.

     The Company wishes to assure Executive of fair severance should Executive's employment terminate in specified circumstances following a Change of Control or Potential Change of Control of the Company and to assure Executive of certain other benefits upon such event.

     In consideration of Executive's continued employment with the Company or a Subsidiary and other good and valuable consideration, the parties agree as follows:

     1.   Benefits Upon Change of Control.
          -------------------------------

     1.1  In General.  Within 30 days following the earlier of a Change of
          ----------
Control or Potential Change of Control (such earlier event to be a "Control Event") as long as this Agreement had not been terminated under Section 8.6 at the time of the Control Event, then whether or not Executive's employment has been terminated following the Control Event, the Company shall pay to Executive the following in a lump sum:

          (a) an amount equal to the product of (i) the "Target Bonus" under the Company's Management Incentive Plan or any other annual incentive plan which is applicable to Executive for the fiscal year in which the Control Event occurs (or if the Target Bonus is reduced within 180 days before the commencement of a Standstill Period, the "Target Bonus" applicable to Executive for the fiscal year in which such reduction occurred) and (ii) a fraction, the numerator of which is the number of days in such fiscal year prior to the Control Event and the denominator of which is 365; and

          (b) if Executive is a participant in a performance-based long-range incentive plan at the time of a Control Event, such amount as is required to be paid to Executive upon a Control Event pursuant to the provisions of such plan; provided, that if such incentive plan does not provide for an automatic payment on the earlier of a Change of Control or a Potential Change of Control, then any payment under such incentive plan shall be made only as and when provided for in such incentive plan even though the benefit under Section 1.1(a) above has been paid previously.

     1.2  Benefits Following Qualified Termination of Employment.  Executive
          ------------------------------------------------------
shall be entitled to the following benefits upon a Qualified Termination:

          (a) Within 30 days following the Date of Termination, the Company shall pay to Executive the following in a lump sum:

               (i) an amount equal to two times Executive's Base Salary for one year at the rate in effect immediately prior to the Date of Termination or, if higher, the Control Event (or if Executive's Base Salary was reduced within 180 days before the commencement of a Standstill Period, the rate in effect immediately prior to such reduction), plus the accrued and unpaid portion of Executive's Base Salary through the Date of Termination. Any payments made to Executive under any long term disability plan of the Company with respect to the two years following termination of employment shall be offset against such two times Base Salary payment. Executive shall promptly make reimbursement payments to the Company to the extent any such disability payments are received by Executive after the Base Salary payment; and

               (ii) an amount equal to two times Executive's automobile allowance for one year at the rate in effect immediately prior to the Date of Termination or, if higher, the Control Event (or if such automobile allowance was reduced within 180 days before the commencement of a Standstill Period, the rate in effect immediately prior to such reduction unless such reduction was offset by an increase in Base Salary during such 180-day period), plus any portion of Executive's automobile allowance payable but unpaid through the Date of Termination; and

               (iii) an amount equal to two times the Target Bonus amount, as defined and determined under Section 1.1(a) above without any fractional adjustment.

          (b) Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and Executive's family all life insurance and medical insurance (other than long-term disability) plans and programs in which Executive was entitled to participate immediately prior to the Control Event (or if Executive's title was changed to a level below that of Executive's Current Title within 180 days before the commencement of a Standstill Period, all such plans and programs in which Executive was entitled to participate immediately prior to such change, if the benefits thereunder are greater), provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that participation in such plans or programs is not available to Executive for any reason, including termination of the plan, the Company shall arrange upon comparable terms to provide Executive with benefits substantially similar to those which Executive is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company's obligations hereunder with respect to life insurance or medical insurance plans and programs shall be deemed satisfied to the extent (but only to the extent) of any such insurance coverage or benefits provided by another employer.


          (c) If Qualified Termination occurs by reason of Disability, the Company shall maintain in full force and effect for the continued benefit of Executive, disability benefits and/or disability insurance at the same level to which Executive was entitled immediately prior to the Qualified Termination.

     1.3  Coordination With Certain Tax Rules.
          -----------------------------------

          (a) Notwithstanding any other provision of this Agreement, in the event that the Company undergoes a Change in Ownership or Control (as defined below), the Company shall not be obligated to provide to Executive a portion of any "Contingent Compensation Payments" that Executive would otherwise be entitled to receive to the extent necessary to eliminate any "excess parachute payments" (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) for Executive. For purposes of this Section 1.3, the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Payments" and the aggregate amount (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Amount."

          (b) For purposes of this Section 1.3, the following terms shall have the following respective meanings:

               (i) "Change in Ownership or Control" shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

               (ii) "Contingent Compensation Payments" shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

          (c) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could be characterized (as reasonably determined by the Company) as Contingent Compensation Payments shall not be made until the determination, pursuant to this Section 1.3(c), of which Contingent Compensation Payments shall be treated as Eliminated Payments. Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify Executive (with reasonable detail regarding the basis for its determinations) (i) which of such payments and benefits constitute Contingent Compensation Payments and (ii) the Eliminated Amount. Within 30 days after delivery of such notice to Executive, Executive shall notify the Company which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments. In the event that Executive fails to notify the Company pursuant to the preceding sentence on or before the required date, the Contingent Compensation Payments (or portions thereof) that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion.

          (d) The provisions of this Section 1.3 are intended to apply to any and all payments or benefits available to Executive under this Agreement or any other agreement or plan of the Company under which Executive receives Contingent Compensation Payments.

     1.4  Definitions.  The terms defined in Exhibits A and B hereto are used
          -----------
herein as so defined.

     2.   Noncompetition; No Mitigation of Damages; Other Severance Payments;
          -------------------------------------------------------------------
Withholding.
-----------

     2.1  Noncompetition.  Upon a Qualified Termination, any agreement by
          --------------
Executive not to engage in competition with the Company subsequent to the termination of Executive's employment, whether contained in an employment contract or other agreement, shall no longer be effective.

     2.2  No Duty to Mitigate Damages.  Executive's benefits under this
          ---------------------------
Agreement shall be considered severance pay in consideration of Executive's past service and Executive's continued service from the date of this Agreement, and Executive's entitlement thereto shall neither be governed by any duty to mitigate Executive's damages by seeking further employment nor offset by any compensation which Executive may receive from future employment.

     2.3  Other Severance Payments.  In the event that Executive has an
          ------------------------
employment contract or any other agreement with the Company (or a Subsidiary) which entitles Executive to severance payments upon the termination of Executive's employment with the Company, the amount of any such severance payments shall be deducted from the payments to be made under this Agreement.

     2.4  Withholding.  Anything to the contrary notwithstanding, all payments
          -----------
required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

     3.   Arbitration.  Any controversy or claim arising out of or relating to
          -----------
this Agreement, or the breach thereof, shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     4.   Legal Fees and Expenses.  The Company shall pay all legal fees and
          -----------------------
expenses, including, but not limited to, counsel fees, stenographer fees, printing costs, etc. reasonably incurred by Executive in contesting or disputing that the termination of Executive's employment during a Standstill Period is for Cause or other than for good reason (as defined in paragraph (k) of Exhibit A) or in obtaining any right or benefit to which Executive is entitled under this Agreement. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at BankBoston, N.A., or its successor, until paid in full.

     5.   Notice of Termination.  During a Standstill Period, Executive's
          ---------------------
employment may be terminated by the Company (or a Subsidiary) only upon 30 days' written notice to Executive.

     6.   Notices.  All notices shall be in writing and shall be deemed given
          -------
five days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, telex, telecopy or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

     To the Company:                  BJ's Wholesale Club, Inc.
                                      One Mercer Road
                                      Natick, MA 01760
                                      Attention: President

     To Executive:                    At Executive's home address, as last shown
                                      on the records of the Company.

     7.   Severability.  In the event that any provision of this Agreement shall
          ------------
be determined to be invalid or unenforceable, such provision shall be enforceable in any other jurisdiction in which valid and enforceable and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

     8.   General Provisions.
          ------------------

     8.1  Binding Agreement.  This Agreement shall be binding upon and inure to
          -----------------
the benefit of the parties and be enforceable by Executive's personal legal representatives or successors. If Executive dies while any amounts would still be payable to Executive hereunder, benefits would still be provided to Executive's family hereunder or rights would still be exercisable by Executive hereunder as if Executive had continued to live. Such amounts shall be paid to Executive's estate, such benefits shall be provided to Executive's family and such rights shall remain exercisable by Executive's estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by Executive.

     8.2  Successors. This Agreement shall inure to and be binding upon the
          ----------
Company's successors, including any successor to all or substantially all of the Company's business and/or assets. The Company will require any successor to all or substantially all of the business and/or assets of the Company by sale, merger (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to Executive, to assume expressly this Agreement. If the Company shall not obtain such agreement prior to the effective date of any such succession, Executive shall have all rights resulting from a Qualified Termination by Executive for good reason (as defined in paragraph (k) of Exhibit A) under this Agreement. This Agreement shall not otherwise be assignable by the Company.

     8.3  Amendment or Modification; Waiver.  This Agreement may not be amended
          ---------------------------------
unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

     8.4  Titles.  No provision of this Agreement is to be construed by
          ------
reference to the title of any section.

     8.5  Continued Employment.  This Agreement shall not give Executive any
          --------------------
right of continued employment or any right to compensation or benefits from the Company or any Subsidiary except the right specifically stated herein to certain severance and other benefits, and shall not limit the Company's (or a Subsidiary's) right to change the terms of or to terminate Executive's employment, with or without Cause, at any time other than during a Standstill Period, except as may be otherwise provided in a written employment agreement between the Company (or a Subsidiary) and Executive.

     8.6  Termination of Agreement Outside of Standstill Period.  This Agreement
          -----------------------------------------------------
shall be automatically terminated upon the first to occur of (i) the termination of Executive's employment for any reason, whether voluntary or involuntary, at any time other than during a Standstill Period or (ii) the 180/th/ day after a change in Executive's title to a level below that of Executive's Current Title unless a Standstill Period was in effect on the date of such change or within 180 days thereafter or (iii) if Executive is employed by a Subsidiary of the Company, the date on which the Subsidiary either ceases to be a Subsidiary of the Company or sells or otherwise disposes of all or substantially all of its assets, unless such event occurs during a Standstill Period and Executive's employment shall have been terminated in a Qualified Termination within 90 days of such event, or (iv) March 31, 2002; provided that on March 31, 2000 and each March 31 thereafter, the termination date provided in this clause (iv) shall be automatically extended for an additional year (the "Date") (so that on March 31, 2000 the Date shall become

March 31, 2003, and so on) unless, not later than 90 days prior to any March 31, the Company shall have given the Executive written notice that the term of this Agreement will not be further extended.

     8.7  Prior Agreement.  This Agreement amends and restates and shall
          ---------------
supersede and replace any prior change of control severance agreement between the Company or any of its subsidiaries, or any predecessor, and Executive.

     8.8  Governing Law.  The validity, interpretation, performance and
          -------------
enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                              BJ'S WHOLESALE CLUB, INC.

                              By___________________________________

                              _____________________________________
                              Executive:

                                                                       EXHIBIT A
                                                                       ---------

                                  Definitions
                                  -----------

     The following terms as used in this Agreement shall have the following meanings:

     (a) "Base Salary" shall mean Executive's annual base salary, exclusive of any bonus or other benefits Executive may receive.

     (b) "Cause" shall mean (i) dishonesty, (ii) conviction of a felony, (iii) gross neglect of duties (other than as a result of Incapacity, Disability or death), or (iv) conflict of interest; provided that for purposes of clauses
(iii) or (iv) any such gross neglect or conflict shall continue for 30 days after the Company gives written notice to Executive requesting the cessation of such gross neglect or conflict, as the case may be.

     In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30/th/ day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Company's directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with Executive's counsel was given an opportunity to be heard, finding that Executive was guilty of conduct described in the definition of "Cause" above, and specifying the particulars thereof in detail; provided, however, that
                                                         --------  -------
the Company may suspend Executive and withhold payment of Executive's Base Salary from the date that notice of termination is given until the earliest to occur of (a) termination of Executive for Cause effected in accordance with the foregoing procedures (in which case Executive shall not be entitled to Executive's Base Salary for such period), (b) a determination by a majority of the Company's directors that Executive was not guilty of the conduct described in the definition of "Cause" above (in which case Executive shall be reinstated and paid any of Executive's previously unpaid Base Salary for such period), or
(c) the 90/th/ day after notice of termination is given (in which case Executive shall be reinstated and paid any of Executive's previously unpaid Base Salary for such period).

     (c)  "Change of Control" shall have the meaning set forth in Exhibit B.

     (d)  "Company" shall mean BJ's Wholesale Club, Inc. or any successor.

     (e) "Current Title" shall mean Executive's title on the date 180 days prior to the commencement of a Standstill Period.

     (f) "Date of Termination" shall mean the date on which Executive's employment is terminated.

     (g) "Disability" shall have the meaning given it in the Company's long-term disability plan. Executive's employment shall be deemed to be terminated for Disability on the date on which Executive is entitled to receive long-term disability compensation pursuant to such long-term disability plan.

     (h) "Executive" shall mean the person named in the first paragraph of this Agreement.

     (i) "Incapacity" shall mean a disability (other than Disability within the meaning of the definition in (g) above) or other impairment of health that renders Executive unable to perform Executive's duties to the reasonable satisfaction of the Board of Directors of the Company. If by reason of Incapacity Executive is unable to perform Executive's duties for at least six months in any 12-month period, upon written notice by the Company, the employment of Executive shall be deemed to have terminated by reason of Incapacity.

     (j)  "Potential Change of Control" shall mean:

            (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; or

            (ii) the Board of Directors of the Company adopts a resolution that, for purposes of this Agreement, a Potential Change of Control has occurred.

     (k) "Qualified Termination" shall mean the termination of Executive's employment during a Standstill Period (1) by the Company other than for Cause, or (2) by Executive for good reason, or (3) by reason of death, Incapacity or Disability.

     For purposes of this definition, termination for "good reason" shall mean the voluntary termination by Executive of Executive's employment (A) within 120 days after the occurrence without Executive's express written consent of any of the events described in clauses (I), (II), (III), (IV), (V) or (VI) below, provided that Executive gives notice to the Company at least 30 days in advance requesting that the situation described in those clauses be remedied, and the situation remains unremedied upon expiration of such 30-day period; (B) within 120 days after the occurrence without Executive's express written consent (which must expressly refer to such consent as being given under this Agreement) of the events described in clauses (VII) or (VIII) below, provided that Executive gives notice to the Company at least 30 days in advance; or (C) upon occurrence of the event described in clause (IX) below, provided that Executive gives notice to the Company at least 30 days in advance:

     (I) the assignment to Executive of any duties inconsistent with Executive's positions, duties, responsibilities, reporting requirements, and status with the Company (or a Subsidiary) immediately prior to a Control Event, or a substantive change in Executive's titles or offices as in effect immediately prior to a Control Event, or any removal of Executive from or any failure to reelect Executive to such positions, except in connection with the termination of Executive's employment by the Company (or a Subsidiary) for Cause or by Executive other than for good reason; or any other action by the Company (or a Subsidiary) which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company or the Subsidiary promptly after receipt of notice thereof given by Executive; or

     (II) Executive's rate of Base Salary for any fiscal year is less than 100 percent of the rate of Base Salary paid to Executive in the completed fiscal year immediately preceding the Control Event, or Executive's total cash compensation opportunities, including salary, auto allowance, and incentives, for any fiscal year are less than 100 percent of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the Control Event, unless any such reduction represents an overall reduction of no more than 5 percent of the rate of Base Salary paid or cash compensation opportunities made available, as the case may be, and affects all other executives in the same organizational level (it being the Company's burden to establish this fact); or

     (III) the failure of the Company (or a Subsidiary) to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to the Control Event (the "Benefits," individually, a "Benefit") unless the Company (or a Subsidiary) provides Executive with substantially similar Benefits, or the taking of any action by the Company (or a Subsidiary) that would adversely affect Executive's participation in or materially reduce any of Executive's Benefits or deprive Executive of any material Benefit enjoyed by Executive immediately prior to the Control Event, unless any elimination or reduction of any Benefit, or any adverse effect on Executive's participation has an aggregate value equal to no more than 5 percent of the Benefits, and affects all other executives in the same organizational level (it being the Company's burden to establish this fact); or

     (IV) any purported termination of Executive's employment by the Company (or a Subsidiary) for Cause during a Standstill Period which is not effected in compliance with paragraph (b) of this Exhibit; or

     (V) any relocation of Executive of more than 40 miles from the place where Executive was located at the time of the Control Event; or

     (VI)    any other breach by the Company of any provision of this Agreement;
             or

     (VII) the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on a non-consolidated basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as defined in Exhibit B); or

     (VIII) if Executive is employed by a Subsidiary of the Company, such Subsidiary either ceases to be a Subsidiary of the Company or sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Subsidiary determined in accordance with generally accepted accounting principles consistently applied) or earning power of such Subsidiary (on a non-consolidated basis) or such Subsidiary and its subsidiaries (on a consolidated basis) to any other Person or Persons (as defined in Exhibit B); or

     (IX) the voluntary termination by Executive of Executive's employment at any time during the period commencing eight months plus one day after the Change of Control and ending 12 months after the Change of Control, provided, that in the event of any such voluntary
                         --------
             termination pursuant to this clause (IX), the Executive shall be entitled to receive only one-half (1/2) of the lump sum amount provided for in Section 1.2(a) of this Agreement and the benefits provided for in Section 1.2(b) shall be provided for one year rather than two years from the Date of Termination.


     (l) "Standstill Period" shall be the period commencing on the date of a Control Event and continuing until the close of business on the last business day of the 24/th/ calendar month following a Change of Control; provided, however, if no Change of Control occurs within 12 months of a Potential Change of Control, then the Standstill Period that began as a result of such Potential Change of Control shall end on the close of business on the last business day of the 12/th/ calendar month following such Potential Change of Control.

     (m) "Subsidiary" shall mean any corporation in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock or with respect to determining the subsidiaries of a Subsidiary in paragraph (k)(VIII), shall mean any corporation in which the Subsidiary owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock.

                                                                       EXHIBIT B
                                                                       ---------

                        Definition of Change of Control
                        -------------------------------

A    "Change of Control" shall mean:

     (a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following
--------  -------
acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which satisfies the criteria set forth in clauses (i), (ii) and (iii) of subsection (c) of this definition; or

     (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequently
       --------  -------
to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board (except that this proviso shall not apply to any individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board); or

     (c) Consummation of a reorganization, merger or consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, of the corporation resulting from such Business Combination (which as used in Section
(c) of this definition shall include, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially

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owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation and (iii) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.